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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   ----------


                                    FORM 8-K




                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934






           Date of Report (Date of earliest event reported) 6 May 1998




                        Air Products and Chemicals, Inc.
                        --------------------------------
               (Exact name of registrant as specified in charter)


         Delaware                       1-4534                 23-1274455
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(State of other jurisdiction         (Commission           (IRS Identification
     of incorporation)               file number)                number)


7201 Hamilton Boulevard, Allentown, Pennsylvania                 18195-1501
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   (Address of principal executive offices)                      (Zip Code)


Registrant's telephone number, including area code  (610) 481-4911
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     Item 5. Other Events.


     The Board of Directors of the Registrant has approved a two-for-one stock split. The additional shares will be issued on June 15, 1998, to shareholders of record on May 15, 1998. The Board also declared the next quarterly cash dividend will be increased 13 percent, from 15 cents per share to 17 cents per share on a post-split basis. The dividend is payable on August 10, 1998, to shareholders of record on July 1, 1998.

     Commenting on the Board's action, Air Products' Chairman and Chief Executive Officer H. A. Wagner said, "The Board's action creates a share price that should be attractive to a broad range of investors. The stock split and increase in the cash dividend together reflect our continued confidence in the long-term prospects for Air Products' businesses."

     Additionally, the Registrant and Wacker-Chemie GmbH (Munich, Germany) have substantially concluded negotiations to combine their emulsions and redispersible powder businesses within two joint venture entities they expect to establish and start up on October 1, 1998. The combined sales revenues of the two joint venture entities -- each with its own management team -- will exceed US$700 million. The two companies have been in discussions regarding the formation of the joint ventures since late last year.

     The emulsions joint venture entity will combine Wacker's vinyl acetate-ethylene (VAE) operations at Cologne, Germany with Air Products' emulsion-producing facilities in the United States to produce approximately one billion pounds per year of emulsions. Also included in the emulsions joint venture entity are the Registrant's manufacturing facilities in San Juan del Rio, Mexico and Korea which are being expanded by acquiring the business of TaeYoung Chemical Corporation, Ulsan City. These emulsions are used in a wide variety of applications, including adhesives, coatings, paints, paper coatings, inks and nonwovens.

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     The redispersible powders joint venture entity will combine Wacker's
VAE-based redispersible powders production facility at Burghausen, Germany with Air Products' powder manufacturing capabilities at Calvert City, Kentucky to produce "dry emulsions" for building product applications, including tile mortar, caulks, exterior insulation and finish systems (EIFS) and other applications.

     The Registrant and Wacker are now in the process of completing the legal and administrative documentation and other arrangements necessary to create and operate the joint ventures. Approval will be obtained from the relevant merger control authorities prior to start-up.




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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                               Air Products and Chemicals, Inc.
                                               --------------------------------
                                               (Registrant)




Dated: 6 May 1998                              By:   /s/ James H. Agger
                                                     ------------------------
                                                     James H. Agger
                                                     Senior Vice President

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